SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act

February 7, 2013

Date of Report (Date of Earliest Event Reported)

Primco Management, Inc.

 (Exact name of registrant as specified in its charter)

Delaware	333-173119	27-3696297
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

1875 Century Park East
6th Floor, Suite 73, Century City, CA	90067
(Address of principal executive offices)	(Zip Code)

(310) 407-5452

 (Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.01- Changes in Control of Registrant

Pursuant to a Stock Purchase Agreement dated as of January 31, 2013, 155,300,000 common shares of Primco Management Inc. previously held by Mr. Zahoor Ahmed (being approximately 84% of the Company’s total issued common shares of 184,912,000) were acquired by certain Shareholders of ESMG Inc. in exchange for 155,300,000 common shares of ESMG Inc. (being all of the issued common shares of ESMG Inc.) As a result, Primco Management Inc. acquired all of the assets, contracts and obligations of ESMG Inc. existing as of that date.  Mr. David Michery and Mr. Alan J. Bailey now collectively own approximately 73.5% of all outstanding shares of the registrant. ESMG Inc. is a formative multi-media entertainment enterprise with plans to launch 5 operating divisions: a music production, marketing and distribution division; a Motion Picture production, marketing and distribution division; TV production, marketing and distribution division; a Radio syndication division, and an interactive sports webcasting division.

There are no arrangements known to the registrant that may, at a subsequent date, result in a change in control of the registrant.

Item 5.02 - Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On February 7, 2013, Zahoor Ahmed resigned as Chief Executive Officer, Chief Financial Officer and Director. Effective February 7, 2013, David Michery was appointed Chief Executive Officer, President, and Director, and Alan J. Bailey was appointed Chief Financial Officer, Secretary and Director.

David Michery, age 46, is a music mogul with over 25 years of industry success and experience. From June 2007 through June 2, 2012, Mr. Michery was an independent consultant working under his own name for a variety of independent music projects.  From June 2, 2012 through November 19, 2012, Mr. Michery was a director of Seven Arts Entertainment, Inc., and the CEO of the Seven Arts music division.  He is continuing to act as an independent consultant to Seven Arts through today.  From October 2012 through February 7, 2013, Mr. Michery was the CEO and director of ESMG Inc.  He has produced and/or owned eighteen gold and platinum albums, with Artists Candyman, Sandra Gillette, Nate Dogg, 12 Gauge, Brotherhood Creed, Shi and many others. He has served in an executive capacity for a number of top music industry labels, such as A&R for MCA Records (1990-1993), Head of Urban Music for All American Communication, D.B.A. Scotti Bros./BMG and Zoo/BMG (1993- 1997) and founder of Breakaway Entertainment (1997-1999). In addition, he served as President of Death Row Records (1999-2001), where he worked on releasing records of hip hop superstars such as, Tupac’s Greatest Hits, which includes the #1 hit single; “Changes”, Snoop Dogg’s The Dog Pound, The Movie “Deathrow Uncut” and Deathrow’s “Chronic 2000.” He served as the top music executive for American Music Corporation (2001-2007), where he released in excess of one hundred titles.

More recently he has worked on a number of special projects, such as DMX and he is currently overseeing the new and upcoming releases of DMX and Bone Thugs-N Harmony and his new breakthrough artist: Bruce-E-Bee.

Alan Bailey, age 65, is a finance veteran in the entertainment industry having served as a Senior Financial Executive of Paramount Pictures for 35 years, including being its Treasurer.  From May 1985 through March 31, 2009, he has acted as the senior vice president of Paramount Pictures Corp.  From March 31, 2009 through today, Mr. Bailey has been the CEO of Dynamic Media International, Inc.  From October 2012 through February 7, 2013, Mr. Bailey was the CFO and director of ESMG Inc.   Mr. Bailey has been the CFO and director of Mass Hysteria Entertainment Company, Inc. From January 2011 through the present.  Mr. Bailey has also been the CFO of Global Entertainment Holdings, Inc. from January 2013 through the present.  He has substantial experience in cash management, financial reporting, audit and compliance and financial planning, and is considered to be one of the industry’s leading experts in maximizing both domestic and international production incentives. He has been the owner and operator of the Movieville International Film Festival from June 2011 through today, and executive produces lower budget/high quality motion pictures and made-for-TV movies.

Item 8.01 Other Events

Audit Committee

Our Audit Committee consists of David Michery and Alan J. Bailey (Chair).

Audit Committee Charter, Code of Ethics and Insider Trading Policy

On February 7, 2013, our board adopted an Audit Committee Charter, Code of Ethics, Insider Trading Policy and a Memorandum of Financial and Internal Control Policies and Procedures, copies of which are filed herewith as Exhibits.

New Offices

The Company moved its Executive Offices to 1875 Century Park East, 6th Floor, Suite 73, Century City, CA 90067

Item 9.01 Financial Statements and Exhibits

(d) Exhibits:

Exhibit 14.1 Code of Ethics

Exhibit 99.1 Audit Committee Charter

Exhibit 99.2 Insider Trading Policy

Exhibit 99.3 Memorandum of Financial and Internal Control Policies and Procedures

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

Primco Management, Inc.

By:      /s/ David Michery

David Michery

Chief Executive Officer

Dated:  February 19, 2013